BANK OF AMERICA

Amendment to Documents

AMENDMENT NO. 4 TO BUSINESS LOAN AGREEMENT

This Amendment No. 4 (the "Amendment") dated as of November 13, 2000, is between Bank of America, N.A. (the "Bank") and New Horizons Worldwide, Inc. (the "Borrower").

RECITALS

      A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of August 23, 1999 (the "Agreement").

      B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

      1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

      2. Amendments. The Agreement is hereby amended as follows:

           2.1 Paragraph 8.4 of the Agreement is amended to read in its entirety as follows:

             "8.4 Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charged Coverage Ratio of at least the amounts indicated for each period specified below:

Period	Ratio
From September 30, 2000 through December 31, 2000	1.50:1.0
From March 31, 2001 through June 30, 2001	0.75:1.0
From September 30, 2001 through June 30, 2002	1.30:1.0
From September 30, 2002 and thereafter	1.50:1.0

    ‘Fixed Charge Coverage Ratio’ means the sum of net income, plus income tax expenses, plus gross interest expense, plus depreciation, plus non-cash amortization, less extraordinary income/gains, less non-financed tangible capital expenditures, less cash income taxes paid; divided by the sum of gross interest expense, plus scheduled principal payments on debt and capital leases, plus earn-out payments made during the calculation period. For the purposes of this ratio, capital expenditures financed under Facility No. One will be considered as ‘non-financed capital expenditures’ whereas capital expenditures financed under Facility No. Two will be considered as ‘financed capital expenditures.’ This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

    For the fiscal quarters ending March 31, 2000, June 30, 2000, and September 30, 2000, the calculation of this covenant shall exclude a pre-tax write-down amount of up to Three Million Three Hundred Thirty Eight Thousand Dollars ($3,338,000).”

           2.2 Paragraph 8.5 of the Agreement is amended to read in its entirety as follows:

             "8.5 EBITDA. To maintain on a consolidated basis EBITDA equal to at least the amounts indicated for each period below:

Period	Amounts
From September 30, 2000 through September 30, 2001	$25,000,000
From December 31, 2001 through June 30, 2002	$30,000,000
From September 30, 2002 through December 31, 2002	$35,000,000
From March 31, 2002 and thereafter	$40,000,000

    ‘EBITDA’ means net profit before taxes, plus interest expense, depreciation, amortization and taxes. This covenant will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediate preceding quarters.

    For the fiscal quarters ending March 31, 2000, June 30, 2000, and September 30, 2000, the calculation of this covenant shall exclude a pre-tax write-down amount of up to Three Million Three Hundred Thirty Eight Thousand Dollars ($3,338,000).”

        3 Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        4 Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.	New Horizons Worldwide, Inc.

X _________________________	X _________________________
By: Dean R.Glassberg, Vice President	By: Robert S. McMillan, Vice President and Chief Financial Officer